Exhibit 8



Dillon, Read & Co. Inc.




                                                  535 Madison Avenue
                                               New York, New York 10022
                                                    212-906-7000




                              October 10, 1995



SCOR U.S. Corporation
110 William Street
New York, NY  10038-3995

Attention:  Special Committee of the Board of Directors

Gentlemen:

     1. We understand that the Board of Directors of SCOR U.S. Corporation (the "Company") has received from SCOR S.A. a proposal whereby SCOR S.A. would acquire all of the publicly held outstanding shares of common stock, par value $0.30 per share (the "Common Shares"), of the Company not currently owned by SCOR S.A. at a purchase price of $14.00 in cash per Common Share. As used in this letter, the term "Transaction" refers to any transaction pursuant to which SCOR S.A. or any other affiliated entity acquires the outstanding minority interest in the capital stock or assets of the Company, whether by way of merger, consolidation, reorganization or other business combinations, a tender or exchange offer, a recapitalization or otherwise.

     2. This letter confirms the agreement of the Company to engage Dillon, Read & Co. Inc ("Dillon Read") to serve as financial advisor to the Special Committee of the Company's Board of Directors (the "Special Committee") with respect to the proposed Transaction. If requested, Dillon Read shall render a written opinion (the "Opinion") relating to the fairness from a financial point of view of the consideration to be received by the public holders of Common Shares pursuant to the proposed Transaction, which Opinion shall be updated in connection with obtaining approval from shareholders of the Company in connection with the Transaction.

     3. For Dillon Read's services hereunder, the Company agrees to pay fees to Dillon Read in cash as follows:

          (a) $250,000 upon the execution of this Agreement, and












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Dillon Read & Co. Inc.


          (b) $250,000 upon the completion or abandonment of this Transaction, which for purposes of this subsection (b) shall be the earliest of (i) the successful completion of the Transaction, (ii) the date the Company or SCOR S.A. abandons or terminates the Transaction,
     (iii) the date the Special Committee advises Dillon Read that it does not require Dillon Read's Opinion and (iv) October 10, 1996. This additional fee shall be payable whether or not a Transaction is consummated. No additional fee shall be paid in connection with any reconsideration pursuant to Paragraph 7 below.

     Whether or not (i) a Transaction is consummated or (ii) an Opinion is required, the Company will reimburse Dillon Read, upon its demand from time to time, for the expenses reasonably incurred and adequately documented by it on or after October 10, 1995 in entering into and performing services pursuant to this Agreement (including the fees and disbursements of Dillon Read's counsel).

     4. In the ordinary course of its business, Dillon Read may trade the securities of both the Company and the acquiror for its own account and for the accounts of customers, and it may at any time hold a long or short position in such securities. In doing so, Dillon Read is aware of its duties and responsibilities under applicable law.

     5. The Company will make available to Dillon Read all information concerning the Company's business, assets, operations or financial condition which Dillon Read reasonably requests in connection with the performance of its services hereunder. The Company will make its management and other personnel and appropriate representatives of its independent public accountants and its advisors available to Dillon Read for discussions and consultations at such times as Dillon Read may reasonably request in connection with the performance of its services hereunder. The Company understands that in rendering services hereunder Dillon Read will be relying, without independent verification, upon the accuracy and completeness of all information that is or will be furnished to Dillon Read by or on behalf of the Company and Dillon Read will not in any respect be responsible for the accuracy or completeness thereof. As a condition to Dillon Read's being furnished such information, Dillon Read agrees to treat such information confidentially and to use such information solely for the purpose of performing its responsibilities hereunder and such information will not be disclosed except to employees who need such information in connection with the Transaction or as required by law.

     6. The written Opinion rendered by Dillon Read pursuant to this Agreement may be reproduced in full in any disclosure document relating to the Transaction that is mailed by the Company, SCOR S.A. or its affiliates to its shareholders; provided, however, that all reference to Dillon Read in any such disclosure document and the description or inclusion of its Opinion and advice shall be subject to Dillon Read's prior written consent with respect to form and substance. Except (a) as permitted by the immediately preceding sentence or (b) to the extent legally required (after consultation with Dillon Read and its counsel, none of (a) the name of Dillon Read, (b) any advice




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Dillon Read & Co. Inc.


rendered by Dillon Read to the Company or the Special Committee or (c) any communication from Dillon Read in connection with the services performed by Dillon Read pursuant to this Agreement will be quoted or referred to orally or in writing by the Company or any of its affiliates or any of their agents, without Dillon Read's prior written consent.

     7. With respect to any opinion delivered prior to the completion of the Transaction, it is understood that Dillon Read may reconsider its opinion upon review of any disclosure document relating to the Transaction in final form and any report, document, release or communication published or filed by or on behalf of the Company in connection with the Transaction and upon review of such other information as may hereafter be disclosed or otherwise becomes available to Dillon Read.

     8. In the event that Dillon Read becomes involved in any action, proceeding, investigation or inquiry in connection with any matter referred to in this Agreement or arising out of the matters contemplated by this Agreement, the Company will reimburse Dillon Read for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by Dillon Read in connection therewith provided that such legal and other expenses do not arise primarily out of a final judicial determination of gross negligence or bad faith on the part of Dillon Read in performing the services which are the subject of this Agreement. The Company also agrees to indemnify Dillon Read and hold it harmless against any losses, claims, damages or liabilities in connection with any matter referred to in this Agreement or arising out of the matters contemplated by this Agreement, unless it shall be finally judicially determined that such losses, claims, damages or liabilities arise primarily out of the gross negligence or bad faith of Dillon Read in performing the services which are the subject of this Agreement; and if such indemnification were for any reason not to be available, to contribute to the losses, claims, damages and liabilities involved in the proportion that the Company's interest bears to Dillon Read's interest in the matters contemplated by this Agreement. For purposes of this paragraph, the term Dillon Read shall include Dillon Read, its officers, directors, employees, agents and controlling persons. The foregoing agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

     9. Dillon Read's services hereunder may be terminated by the Special Committee at any time without liability or continuing obligation of the Special Committee except that Dillon Read's fees pursuant to Section 3 hereof shall become immediately payable in full and except for expenses incurred by Dillon Read as a result of services rendered prior to the date of termination and provided that the provisions of Sections 5, 6, 7 and 8 hereof shall remain operative and in full force and effect regardless of any termination.

     10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

     11. This Agreement shall be binding upon Dillon Read and the Company and the successors and assigns of both and any successor of any substantial portion of the Company's and Dillon Read's respective businesses and/or assets.





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Dillon Read & Co. Inc.


     If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

                                                  Very truly yours,

                                                  DILLON, READ & CO INC.



                                                  By:  /s/ David M. Dickson, Jr.
                                                       -------------------------
                                                       David M. Dickson, Jr.
                                                       Senior Vice President

Accepted and agreed to
as of the date first
above written:

SCOR U.S. CORPORATION


By:  /s/ David J. Sherwood
     ------------------------
     David J. Sherwood

     On behalf of the Company and
     the Special Committee of the
     Board of Directors